Exhibit 99.9

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is entered into as of September 8, 2017 (the “Effective Date”), by and between Precipio, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Holder”) of a Note or Notes (as defined below).

WHEREAS, the Holder holds one or more convertible promissory notes (the “Notes”) issued by the Company to the Holder pursuant to that certain Securities Purchase Agreement, dated June 29, 2017, by and among the Company and the parties set forth therein (the “Purchase Agreement”), and/or that certain Exchange Agreement, dated June 29, 2017, by and among the Company and the parties set forth therein (the “Exchange Agreement”).

WHEREAS, the Company and the Holder desire to enter into this Agreement to provide for (i) the conversion of a portion of the outstanding redemption amount of, and accrued interest on, the Notes into shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and warrants to purchase Common Stock (the “Warrants”) on the Effective Date and (ii) the repayment of the remaining portion of the outstanding redemption amount of and accrued interest on certain of the Notes, as set forth herein.

NOW, THEREFORE, for valid and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Conversion and Repayment of Notes.

(a)       The Company and the Holder hereby acknowledge that, as of the Effective Date, the outstanding redemption amount and accrued and unpaid interest of each of the Notes is set forth on Exhibit A and further agree that, on the Effective Date, notwithstanding any provision to the contrary contained in the Notes, the redemption amount and accrued and unpaid interest of each Note set forth on Exhibit A shall be converted at a price per share of $2.50 into shares of Common Stock (the “Convertible Note Shares”) and Warrants in the amounts set forth opposite the Holder’s name on Exhibit A hereto under the headings “Common Stock” and “ Warrants,” respectively, on account of the conversion of the Notes (the “Conversion”).

(b)       The Company and the Holder hereby acknowledge that, on the date hereof, notwithstanding any provision to the contrary contained in the Notes, the Company shall repay the redemption amount and accrued and unpaid interest of each Note in the amounts set forth opposite the Holder’s name on Exhibit A hereto under the heading ” RepaymentAmount”.

(c)       The Conversion shall be effective as of the Effective Date. Subject to the terms and conditions hereof, the Company will issue and deliver to the Holder the Convertible Note Shares (in book-entry form) and the Warrants, and pay to the Holder, if applicable to the Holder, the Repayment Amount against surrender of the Notes on account of the conversion thereof. The Holder agrees to surrender the Notes to the Company for conversion and repayment as provided herein. As of the Effective Date, the Notes, whether surrendered to the Company or not, shall be cancelled as payment of the purchase price for the number of Convertible Note Shares and Warrants and repayment of the Notes by the Company, in each case as shown on Exhibit A, at which time the Notes shall terminate in all respects and the Company and the Holder; shall have no further obligations or rights under the Notes.

(d)       The Holder permanently and irrevocably waives any registration rights that the Holder would otherwise be entitled to under (i) Section 5.16 of that certain Agreement and Plan of Merger, dated October 12, 2016, by and among the Company and the other signatories thereto, as amended, and (ii) Section 2 of that certain Investors’ Rights Agreement, dated June 29, 2017, by and among the Company and the other signatories thereto.

2.       The Holder’s Representations and Warranties. The Holder represents and warrants to the Company as of the date hereof that:

(a)       Title to the Notes. The Holder is the true and lawful owner of, and has good and marketable title to, the Notes, free and clear of all liens, mortgages, and encumbrances.

(b)       Investment Intent: Accredited Investor. The Holder (i) understands that the Convertible Note Shares and Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor registered pursuant to the provisions of the securities laws or other laws of any other applicable jurisdictions, in reliance on exemptions for private offerings contained in the laws of such jurisdictions; (ii) is an “accredited investor’’ as defined by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act; (iii) is acquiring the Convertible Note Shares and Warrants for its own account for the purpose of investment, and not with a view to any resale or other distribution thereof in violation of the Securities Act; and (iv) is a sophisticated investor with such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the Convertible Note Shares and Warrants and that it is able to and must bear the economic risk of the investment in the Convertible Note Shares and Warrants for an indefinite period of time because the Convertible Note Shares and Warrants have not been registered under the Securities Act, and therefore cannot be offered or sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(c)       Satisfaction of Obligations. The Holder represents that, upon issuance of the Convertible Note Shares and Warrants, and, if applicable to the Holder, payment of the Repayment Amount, the underlying indebtedness of the Notes, including any and all interest accrued thereon, shall have been paid and satisfied in full.

(d)       Delivery of Notes. The Holder agrees to indemnify and hold harmless the Company from any losses that may occur as a result of the Holder’ s own failure to deliver the original copy of its Note and to promptly deliver such original copy to the Company for cancellation or execute and deliver an affidavit of loss in forms reasonably acceptably to the Company.

(e)       Authorization. This Agreement constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms. The Holder represents that it has full power and authority to enter into this Agreement.

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(t)       Disclosure of lnfonnation. The Holder acknowledges that it has received all the infonnation it considers necessary or appropriate for deciding whether to acquire the Convertible Note Shares and Warrants. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the tenns of the conversion of the Notes into the Convertible Note Shares and Warrants.

(g)       Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, the Holder further agrees not to make any disposition of all or any portion of the Convertible Note Shares or Warrants unless and until the transferee of such disposition has agreed in writing for the benefit of the Company to be bound by Sections 2(g) and 2(h) of this Agreement and:

(i)       there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)      (x) the Holder has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (y) if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opin ions of counsel for transactions made pursuant to Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”) except in extraordinary circumstances.

The restrictions set forth in this Section 2(g) shall terminate upon the earlier of (i) such time when Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s Convertible Note Shares without registration and (ii) such time when there is in effect a registration statement under the Securities Act registering the Convertible Note Shares and/or Warrants, as applicable.

(h)       Legends. The Holder understands that the Convertible Note Shares and Warrants may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT’’). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR A SALE IN COMPLIANCE WITH RULE 144 UNDER THE ACT”

3.       Further Assurances. Each party hereto hereby agrees that at any time, and from time to time, upon the reasonable request of the other party, it will perform, execute, acknowledge and deliver all such further acts, deeds, assignments, conveyances, instruments or powers of attorney as may be necessary or appropriate to carry out the provisions of this Agreement.

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4.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all which together shall constitute one and the same agreement. This Agreement may be executed by facsimile or by electronic or PDF file.

5.       Amendment. This Agreement may not be amended or modified or any provision hereof waived without the written consent of the Company and the Holder.

6.       Entire Agreement. This Agreement, together with the Notes and the Purchase Agreement and/or Exchange Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and expressly supersedes and replaces any terms of the Notes and the Purchase Agreement and/or Exchange Agreement that are inconsistent with the terms of this Agreement.

7.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE COMPANY:

PRECIPIO, INC.

By:	/s/ Ilan Danieli
Name:	Ilan Danieli
Title:	Chief Executive Officer

[Signature Page to Note Conversion Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HOLDER: KUZVEN PRECIPIO NVESTOR LLC

By:	/s/ Mark Rimer
Name:	Mark Rimer
Title:	Managing Member

[Signature Page to Note Conversion Agreement]